Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-208514

U.S. Lease Securitization February 2019

Free Writing Prospectus Registration Statement No. 333-208514 Ford Credit Auto Lease Two LLC (the “depositor”) Ford Credit Auto Lease Trusts (the “issuer”) This document constitutes a free writing prospectus for purposes of the Securities Act of 1933. The depositor has filed a registration statement (including a prospectus) with the SEC for any offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuer and such offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you may request that a copy of the prospectus be sent to you by calling toll-free 1-888-603-5847. U.S. Lease Securitization

Overview Ford Credit has been in the business of leasing vehicles since 1975 and has been securitizing its lease contracts since 1995 Ford Credit’s current lease securitization platform was established in 2006, and more than 30 lease securitization transactions have been completed Ford Credit offers lease asset-backed securities through various channels: Publicly registered transactions Rule 144A transactions Other private transactions Structural elements, such as priority of payments, have remained consistent over time U.S. Lease Securitization

Business Update Ford Credit leasing, as a share of retail sales, remains below the industry Ford Credit works with Ford and Lincoln to set guidelines around leasing share, term, model mix and other factors to support brand value and sales Auction values stronger than expected and higher YoY Number of Leases Originated (000) 704 841 975 1,006 1,018 Manheim Used Vehicle Value Index Source: Manheim Consulting, December 2018 (January 1996 = 104.3) Avg. # of Leases Outstanding (000) U.S. Lease Securitization 363 414 401 377 394 2014 2015 2016 2017 2018 95 105 115 125 135 145 Jan-96 Jan-98 Jan-00 Jan-02 Jan-04 Jan-06 Jan-08 Jan-10 Jan-12 Jan-14 Jan-16 Jan-18

* Net losses consider losses incurred after the unit has been sold at auction and all legal collection efforts have been completed Portfolio Credit Metrics U.S. Lease Securitization Weighted Average FICO® at Origination* * Based on year of origination Average Net Loss/(Gain) on Charged-Off Leases* Repossessions as a % of Average Number of Leases Outstanding Net Losses as a % of Average Portfolio Outstanding 743 741 747 753 751 2014 2015 2016 2017 2018 0.66% 0.63% 0.72% 0.79% 0.69% 2014 2015 2016 2017 2018 0.21% 0.23% 0.33% 0.38% 0.31% 2014 2015 2016 2017 2018 $4,421 $4,308 $5,081 $5,707 $4,769 2014 2015 2016 2017 2018

U.S. Lease Securitization

Securitization Pool Metrics

Weighted Average FICO



746
745
746
742
741
742
747
751
754
751
2013-B
2014-A
2014-B
2015-A
2015-B
2016-A
2017-A
2017-B
2018-A
2018-B

Maximum 3-Month Residual Concentration



18%
18%
20%
19%
19%
16%
17%
17%
17%
24%
2013-B
2014-A
2014-B
2015-A
2015-B
2016-A
2017-A
2017-B
2018-A
2018-B

Original Term as % of Securitization Value



100%
80%
60%
40%
20%
0%
2013-B
2014-A
2014-B
2015-A
2015-B
2016-A
2017-A
2017-B
2018-A
2018-B
24
27
36
39
48

Vehicle Type as % of Securitization Value*



100%
80%
60%
40%
20%
0%
2013-B
2014-A
2014-B
2015-A
2015-B
2016-A
2017-A
2017-B
2018-A
2018-B
Truck
SUV
CUV
Car

* Reflects classification of 2011 and newer model year Explorers and 2013 and newer model year Escapes as CUVs rather than SUVs

6 | FORD CREDIT

Pool Metrics – Model Diversification U.S. Lease Securitization Model Concentrations Top 1: 19% Top 3: 54% Top 5: 74% Model Concentrations Top 1: 22% Top 3: 58% Top 5: 74% Escape 18.9% Explorer 18.7% F - 150 16.1% Fusion 11.9% Edge 8.7% MKZ 4.7% MKC 4.5% MKX 4.3% Focus 2.6% Navigator 1.6% Other 8.0% FCALT 2018 - A F - 150 21.7% Explorer 19.3% Escape 17.4% Fusion 8.1% Edge 7.9% MKC 4.5% MKX 4.3% MKZ 4.0% Navigator 2.4% Expedition 1.9% Other 8.6% FCALT 2018 - B

Securitization Pool Performance U.S. Lease Securitization Cumulative Return Rate Cumulative Residual Loss / (Gain)* Commentary For the pool performance in the periods above (2014 to 2018): Lifetime cumulative return rates range between 60% and 75% Cumulative residual gains but declining; recently, residual gains on larger vehicles have been partially offset by residual losses on smaller vehicles Consistent credit loss performance Cumulative Net Credit Losses* * As a percentage of initial base residual value; includes losses/(gains) on retained and returned vehicles * Total credit loss as a percent of initial total securitization value 0% 10% 20% 30% 40% 50% 60% 70% 80% 90% 0 2 4 6 8 10 12 14 16 18 20 22 24 26 28 30 32 2014-A 2014-B 2015-A 2015-B 2016-A 2017-A 2017-B 2018-A 2018-B 0.0% 0.1% 0.2% 0.3% 0.4% 0.5% 0.6% 0 2 4 6 8 10 12 14 16 18 20 22 24 26 28 30 32 2014-A 2014-B 2015-A 2015-B 2016-A 2017-A 2017-B 2018-A 2018-B -6.0% -5.0% -4.0% -3.0% -2.0% -1.0% 0.0% 0 2 4 6 8 10 12 14 16 18 20 22 24 26 28 30 32 2014-A 2014-B 2015-A 2015-B 2016-A 2017-A 2017-B 2018-A 2018-B

U.S. Lease Securitization

Structure Overview


% of Initial Securitization Value
Class A Notes ("AAA")
80.1%
Class B Notes ("AA")
4.5%
Class C Notes ("Not Rated")
4.2%
Overcollateralization
11.2%
Reserve Account
0.25%
Excess Spread
Total Initial Class A Hard Credit Enhancement
~20.2%

Credit enhancement in the lease securitization program includes:

- Subordination of junior notes
- Overcollateralization
- Cash reserve
- Excess spread (used to build target overcollateralization)

Senior/subordinate, sequential pay structure

Target OC:
13.7% of Initial Total Securitization Value

9 | FORD CREDIT

% of Residuals Maturing Each Period Class A-3 Paid Down Class A-2 Paid Down Class A-1 Paid Down Hard Credit Enhancement as a % of O/S Securitization Value Class A-4 Paid Down Residual Maturity Vs. Enhancement Build U.S. Lease Securitization * Hard credit enhancement consists of overcollateralization, subordination and the reserve account; Assumes zero loss, zero prepays Residual Maturity by Vehicle Type vs. Hard Credit Enhancement for Class A Notes*

Significance Of Securitization Value For securitization transactions, a “Securitization Value” is calculated for the underlying lease assets Securitization value is calculated using the lower of the contract residual value or the residual value set by Automotive Lease Guide (ALG) Securitization value cash flows are discounted using the higher of the contract lease factor or a minimum discount rate designed to create excess spread Difference of $3,774 U.S. Lease Securitization Sample Calculation: Lease Balance Securitization Value Payments Remaining 24 24 Base Monthly Payment 200 $ 200 $ Residual Value 16,000 $ 13,000 $ Discount Rate 2% 5% Present Value 20,049 $ 16,275 $ $20,049 $16,275 Lease Balance Securitization Value

Break-Even Analysis* U.S. Lease Securitization Break-Even for FCALT 2018-B Compared to Historical Pool Performance Return Rate Cumulative Residual Loss / (Gain) * Assumes cumulative net credit losses stress of 5%; break-evens are specific to FCALT 2018-B A-2 Break-Even = 86.8% A-3 Break-Even = 46.0% A-4 Break-Even = 34.3% Memo: Worst Recent 12-Month Portfolio Experience = 18.3% (CY 2008) Memo: Worst Recent 12-Month Portfolio Experience = 82% (CY 2008) Break-Even = 100% Return Rate Assumed Period (Months) Period (Months) 0% 10% 20% 30% 40% 50% 60% 70% 80% 90% 100% 0 2 4 6 8 10 12 14 16 18 20 22 24 26 28 30 32 2014-A 2014-B 2015-A 2015-B 2016-A 2017-A 2017-B 2018-A 2018-B -20% 0% 20% 40% 60% 80% 100% 0 2 4 6 8 10 12 14 16 18 20 22 24 26 28 30 32 2014-A 2014-B 2015-A 2015-B 2016-A 2017-A 2017-B 2018-A 2018-B

U.S. Lease Residual Setting and Remarketing

Residual Values Models U.S. Lease Residual Setting and Remarketing Ford Credit sets residual values quarterly for each vehicle line at various lease terms and mileage allowances Ford Credit uses proprietary models and leverages its relationship with Ford to establish residual values based on a number of predictive factors, including MSRP, wholesale price, planned production volume, rental and fleet sales, consumer acceptance, life cycle, recent/seasonal auction trends and economic factors Ford Credit’s internal review process considers: Current or planned marketing programs Market acceptance of vehicles Competitive actions with the vehicle segment Ford Credit reviews residual value performance and compares published residual values to: Historical auction values for returned lease vehicles Residual value forecasts published independently in industry guides such as Automotive Lease Guide (ALG)

Vehicle Remarketing U.S. Lease Residual Setting and Remarketing Ford Credit works with Ford’s Vehicle Remarketing Department to efficiently dispose of vehicles returned to dealers at lease-end to maximize the net sales proceeds of the vehicle to: Obtain higher sales prices at disposition Minimize remarketing expenses (auction, reconditioning and transportation costs) Vehicles returned at lease-end are sold through: Accelerate™, an online upstream remarketing application Ford-sponsored physical auctions Upstream Remarketing Vehicle remains at dealer location (grounding dealer) where returned Customer Returns Vehicle Auction Physical Auction Vehicle sold at physical auction Grounding dealer (Days 1-6) Ford / Lincoln vehicles to same brand dealers (Days 3 – 6) Ford / Lincoln vehicles to any Ford / Lincoln dealers (Days 4 – 6) Ford vehicles to Adesa.com registered dealers (Days 4 – 6) Lincoln vehicles to Adesa.com registered dealers (Days 5 – 6) Day 1 Day 2 Day 3 Day 4 Day 5 Day 6

Upstream Remarketing U.S. Lease Residual Setting and Remarketing By selling returned lease vehicles upstream, Ford Credit receives a price similar to that expected at a physical auction without incurring transportation, reconditioning and auction expenses Prior to transporting to physical auction, vehicles are offered for sale to participating dealerships through an internet application, Accelerate; Ford Credit employs proprietary models to establish a market price for vehicles based on recent auction experience and adjusted for miles, condition, any excess wear and use, and option packages Ford incentivizes U.S. Lincoln dealers to purchase returned lease vehicles through Accelerate, certify those vehicles and sell them to customers under a certified pre-owned program 32% of all eligible vehicles were sold through Accelerate in 2018

Appendix

U.S. Origination Metrics Disciplined and consistent underwriting practices Portfolio quality evidenced by FICO scores and steady risk mix Extended-term contracts relatively small part of our business Retail and Lease FICO and Higher Risk Mix (Pct) Retail Contract Terms Retail > 84 Months Mix Average Retail Placement Term Higher Risk Portfolio Mix Average Placement FICO 66 mo 65 mo 65 mo 65 mo 66 mo 65 mo 2% 3% 4% 4% 4% 5% 3Q17 4Q17 1Q18 2Q18 3Q18 4Q18 748 750 743 745 747 747 6% 6% 6% 6% 6% 6% 3Q17 4Q17 1Q18 2Q18 3Q18 4Q18

U.S. Retail And Lease Credit Loss Drivers Delinquencies and repossessions remained low Severity about flat YoY Strong loss metrics reflect healthy consumer credit conditions Severity (000) Charge-Offs (Mils) and LTR Ratio (Pct) Repossessions (000) and Repo. Rate (Pct) Over-60-Day Delinquencies (excl. Bankruptcies) Repo. Rate Repossessions LTR Ratio Charge-Offs $95 $109 $93 $66 $83 $106 0.53% 0.60% 0.51% 0.36% 0.44% 0.55% 3Q17 4Q17 1Q18 2Q18 3Q18 4Q18 $9.8 $10.2 $10.3 $10.0 $9.5 $10.3 3Q17 4Q17 1Q18 2Q18 3Q18 4Q18 9 10 10 8 9 9 1.12% 1.16% 1.22% 1.00% 1.07% 1.07% 3Q17 4Q17 1Q18 2Q18 3Q18 4Q18 0.15% 0.13% 0.12% 0.10% 0.12% 0.12% 3Q17 4Q17 1Q18 2Q18 3Q18 4Q18

U.S. Lease Origination Metrics 4Q lease share flat sequentially and below industry reflecting Ford sales mix Lease Placement Volume (000) Lease Share of Retail Sales (Pct) 24-Month 36-Month 39-Month / Other Ford Credit Industry* * Source: J.D. Power PIN 28% 28% 31% 30% 29% 29% 19% 17% 23% 23% 21% 21% 3Q17 4Q17 1Q18 2Q18 3Q18 4Q18 9 9 23 17 5 9 72 65 58 75 80 75 10 8 12 12 10 9 91 82 93 104 95 93 3Q17 4Q17 1Q18 2Q18 3Q18 4Q18

U.S. Lease Residual Performance Healthy used car market supporting lease residual and credit loss performance Expect 2019 FY average auction values to be about 4% lower YoY at constant mix Lease Return Volume (000) and Return Rates (Pct) Off-Lease Auction Values (at 4Q18 Mix) Return Rates Return Volume 24-Month 36-Month $17,830 $17,505 $17,440 $18,295 $18,785 $17,865 $22,365 $22,625 $22,360 $22,990 $23,695 $22,425 3Q17 4Q17 1Q18 2Q18 3Q18 4Q18 70 61 68 71 71 71 79% 78% 79% 78% 77% 78% 3Q17 4Q17 1Q18 2Q18 3Q18 4Q18